Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2022, incorporated by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-261695) pertaining to the Akumin Inc. Amended and Restated Stock Option Plan and Akumin Inc. Amended and Restated Restricted Share Unit Plan.

/s/ Ernst & Young LLP

Orlando, Florida

November 9, 2022